UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 033-60190

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-20377

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-53957

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-89771

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-95427

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-97011

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-134433

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-180162

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Firstbank Corporation
(Exact name of registrant as specified in its charter)

Michigan	38-2633910
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

311 Woodworth Avenue
Alma, Michigan	48801
(Address of Principal Executive Offices)	(Zip Code)

Stock Option and Restricted Stock Plan of 1993

Firstbank Corporation Amended and Restated 401(k) and Employee Stock Ownership Plan

Firstbank Corporation Stock Option and Restricted Stock Plan of 1997

Firstbank Corporation Employee Stock Purchase Plan of 1999

Firstbank Corporation 2006 Stock Compensation Plan

Firstbank Corporation 401(k) Plan

(Full title of the plan)

Thomas R. Sullivan

President and Chief Executive Officer

Firstbank Corporation

311 Woodworth Avenue

Alma, Michigan 48801

(Name and address of agent for service)

(989) 463-3131

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	__	Accelerated filer	X
Non-accelerated filer	__ (Do not check if a smaller reporting company)	Smaller reporting company	__

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Firstbank Corporation (the “Company”) is filing this Post-Effective Amendment (this “Post-Effective Amendment”) to its Registration Statements on Form S-8 to withdraw and remove from registration the unissued and unsold shares of the Company's common stock (the "Common Stock") previously registered by the Company pursuant to the following registration statements (collectively, the "Registration Statements"):

●

Registration Statement on Form S-8 (File No. 033-60190), registering 50,000 shares of Common Stock under the Stock Option and Restricted Stock Plan of 1993, filed with the Securities and Exchange Commission on March 29, 1993;

●

Registration Statement on Form S-8 (File No. 333-20377), registering 100,000 shares of Common Stock under the Firstbank Corporation Amended and Restated 401(k) and Employee Stock Ownership Plan, filed with the Securities and Exchange Commission on January 24, 1997;

●

Registration Statement on Form S-8 (File No. 333-53957), registering 210,000 shares of Common Stock under the Firstbank Corporation Stock Option and Restricted Stock Plan of 1997, filed with the Securities and Exchange Commission on May 29, 1998;

●

Registration Statement on Form S-8 (File No. 333-89771), registering 50,000 shares of Common Stock under the Firstbank Corporation Employee Stock Purchase Plan of 1999, filed with the Securities and Exchange Commission on October 27, 1999;

●

Registration Statement on Form S-8 (File No. 333-95427), registering 500,000 shares of Common Stock under the Firstbank Corporation Amended and Restated 401(k) and Employee Stock Ownership Plan, filed with the Securities and Exchange Commission on January 26, 2000;

●

Registration Statement on Form S-8 (File No. 333-97011), registering 210,000 shares of Common Stock under the Firstbank Corporation Stock Option and Restricted Stock Plan of 1997, filed with the Securities and Exchange Commission on July 24, 2002;

●

Registration Statement on Form S-8 (File No. 333-134433), registering 300,000 shares of Common Stock under the Firstbank Corporation 2006 Stock Compensation Plan, filed with the Securities and Exchange Commission on May 24, 2006; and

●

Registration Statement on Form S-8 (File No. 333-180162), registering 500,000 shares of Common Stock under Firstbank Corporation 401(k) Plan, filed with the Securities and Exchange Commission on March 26, 2012.

On June 1, 2014, pursuant to the Agreement and Plan of Merger, dated as of August 14, 2013 (the “Merger Agreement”), by and among Mercantile Bank Corporation, a Michigan corporation (“Mercantile”) and the Company, the Company merged with and into Mercantile with Mercantile being the surviving corporation (the “Merger”). As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of each Registration Statement, in accordance with an undertaking made in each of the Registration Statements, and removes from registration any and all securities of the Company registered but unsold under the Registration Statements as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alma, the State of Michigan, on this 2nd day of June 2014.

FIRSTBANK CORPORATION

By:	/s/ Samuel G. Stone
Samuel G. Stone
Executive Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.